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                                                                    Exhibit 4.8

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                                   BOLLE INC.

                                      WITH

                             THE PURCHASERS LISTED

                                       ON

                               EXHIBIT "A" HERETO

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                CONVERTIBLE SUBORDINATED NOTE PURCHASE AGREEMENT

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                            DATED AS OF MAY 29, 1998










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                                   BOLLE INC.

                                                         As of May 29, 1998

To the Purchasers listed
  on Exhibit "A" to this Agreement

Dear Sirs:

         BOLLE Inc., a Delaware corporation (the "Company"), agrees with each Purchaser as follows:

         I.A.1. AUTHORIZATION OF CONVERTIBLE NOTES.

         The Company has authorized the issuance and sale of an aggregate of $7,000,000 principal amount of its 0% Convertible Subordinated Notes due May 29, 2002 (the "Convertible Notes"). The Convertible Notes are convertible into shares of the Company's common stock ("Common Stock"), par value $.01 per share (such shares to be issued upon conversion of the Convertible Notes being hereinafter referred to herein as the "Shares"), at the Conversion Price defined in Article 24 of this Agreement. The Convertible Notes do not bear interest. The Convertible Notes are to be sold pursuant to this Agreement to the purchasers listed on Exhibit "A" to this Agreement (the "Purchasers"). The Form of Convertible Note is attached hereto as Exhibit "B".

         I.A.2. SALE AND PURCHASE OF CONVERTIBLE NOTES.

         Subject to the terms and conditions hereof, the Company will sell to each Purchaser, and each Purchaser will purchase from the Company, on the Closing Date specified in Article 3, a Convertible Note or Convertible Notes in the aggregate principal amount set forth opposite such Purchaser's name on Exhibit "A" hereto, at a purchase price of 100% of such principal amount.

         I.A.3. CLOSING.

         The closing (the "Closing") of the purchase and sale of the Convertible Notes will take place at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019, at 10:00 a.m., New York City time, on May 29, 1998 or such other time and date as shall be mutually agreed upon by the Purchasers and the Company. Such time and date is herein called the "Closing Date."

         On the Closing Date, the Company shall deliver to each Purchaser a Convertible Note, dated the Closing Date, in the aggregate principal amount set forth opposite such Purchaser's name on Exhibit "A" hereto, each such Convertible Note to be registered in the name of the Purchaser or its nominee, against delivery by the Purchaser to the Company of a certified or official bank check(s) or wire transfer(s) in an aggregate amount equal to the aggregate purchase

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price for such Convertible Notes, payable to the order of the Company in immediately available funds.

         I.A.4. REPRESENTATIONS AND WARRANTIES BY THE COMPANY.

                The Company represents and warrants that:

         I.A.4.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to any person or entity, a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations of the Company or its Subsidiaries (as defined below). For purposes of this Agreement, the term "Subsidiary" means, with respect to any entity, any corporation or other organization of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity or of which such entity is a partner or is, directly or indirectly, the beneficial owner of 50% or more of any class of equity securities or equivalent profit participation interests.

         I.A.4.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby (including, but not limited to, the sale, issuance and delivery of the Convertible Notes, the subsequent issuance of the Shares upon conversion of the Convertible Notes and the Additional Shares) have been duly authorized by all required corporate action and no additional corporate action is required for the approval of this Agreement. This Agreement constitutes the legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors and except that enforceability of its obligations hereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         I.A.4.3. Disclosure. The Company's filings and submissions with the Commission (the "SEC Reports") comply in all material respects with all applicable securities laws and no statement, report, or certificate filed with the Commission contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. Since December 31, 1997, the Company has conducted its business in the ordinary and usual course consistent with past practices and there has not occurred any Material Adverse Effect.

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         A.I.4.4. Capitalization. Except as disclosed below, the authorized capital of the Company is as set out in its most recently filed Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 Form 10-K"), which discloses all outstanding options or warrants for the purchase of, or other rights to purchase or subscribe for, or securities convertible into or exchangeable for, Common Stock or other capital stock of the Company, or any contracts or commitments to issue or sell Common Stock or other capital stock of the Company or any such options, warrants, rights or other securities; and from such date to the date hereof there has been no material change in the amount or terms of any of the foregoing except for the grant of shares of Common Stock pursuant to the Company's stock option plan. In connection with the closing of the Bolle Australia Acquisition, the Company has issued 248,388 shares of Common Stock. In addition, in connection with the Bolle UK Acquisition, the Company has agreed to issue shares of Common Stock having a value of approximately $375,000. The outstanding Shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and all of such options, warrants and other rights have been duly authorized by the Company. None of the outstanding Shares of Common Stock and options, warrants and other rights to acquire Common Stock has been issued in violation of the preemptive rights of any securityholder of the Company. The offers and sales of the outstanding Shares of Common Stock and options, warrants and other rights to acquire Common Stock were at all relevant times either registered under the Securities Act and applicable state securities laws or exempt from such requirements.

         I.A.4.5. Concerning the Shares and the Common Stock. The Shares and the Additional Shares have been duly authorized and, when the Shares are issued upon conversion of the Convertible Note, or the Additional Shares are issued in accordance with the terms of this Agreement, as the case may be, such shares will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder. The holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Shares or the Convertible Note. The Shares have been duly reserved by the Company for issuance upon conversion of the Convertible Note, and shall remain so reserved as long as the Convertible Note may be converted. The Additional Shares have been duly reserved by the Company for issuance pursuant to the terms of this Agreement, and shall remain so reserved as long as such Additional Shares may be required to be issued in connection with this Agreement. The Common Stock is listed for trading on the NASDAQ National Market System and (1) the Company and the Common Stock meet the criteria for continued listing and trading on NASDAQ;
(2) the Company has not been notified by the National Association of Securities Dealers, Inc. (the "NASD") of any failure or potential failure to meet the criteria for continued listing and trading on NASDAQ National Market and (3) no suspension of trading in the Common Stock is in effect.

         I.A.4.6. Non-contravention. The execution and delivery of this Agreement, and the consummation by the Company of the issuance of the Shares and the Additional Shares, do not and will not, with or without the giving of notice or the lapse of time, or both, (i) result in any violation of any term of the certificate of incorporation or by-laws of the Company, (ii) conflict with or result in a breach by the Company of any of the

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terms or provisions of, or constitute a default under, or result in the modification of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets are bound or affected, (except as to any such agreement for which the Company has obtained a written waiver in form, scope and substance reasonably acceptable to the Purchaser), or (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties or assets, except as disclosed in Section 4.7 below, or (iv) have any Material Adverse Effect on any permit, certification, registration, approval, consent, license or franchise necessary for the Company to own or lease and operate its properties and to conduct any its business or the ability of the Company to make use thereof.

         I.A.4.7. Approvals. No authorization, approval or consent of, or filing with, any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or the issuance of the Shares or the Additional Shares as contemplated by this Agreement and the terms of the Convertible Note, other than (1) listing of the Shares and the Additional Shares on NASDAQ, (2) registration of the Shares and the Additional Shares under the Securities Act as contemplated by Section 13, and (3) as may be required under applicable state securities or "blue sky" laws.

       I.A.4.8. SEC Reports. The Company has filed in a timely manner all reports required to be filed under the Exchange Act and any other material reports or documents required to be filed with the Commission and to the extent that the Company used Rule 12b-25(b) under the Exchange Act with respect to a report, that report has actually been filed within the time prescribed by such Rule. All of such reports and documents complied, when filed, in all material respects, with all applicable requirements of the Securities Act and the Exchange Act.

         I.A.4.9. Private Offering. Neither the Company nor any Person acting on its behalf has taken or will take any action which might subject the offering, issuance or sale of the Convertible Notes, the Shares and the Additional Shares hereunder to the registration requirements of the Securities Act; provided, that the representations hereunder made by each of the Purchasers is true, correct and complete.

         I.A.4.10. Registration Rights; Rights of Participation. Except as described on Schedule 4.10 hereto, (A) the Company has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority which has not been satisfied and (B) no Person, including, but not limited to, current or former shareholders of the Company, underwriters, brokers or agents, has any right of first refusal, preemptive right, right of

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participation, or any similar right to participate in the transactions contemplated by this Agreement, which has not been waived.

         I.A.4.11. No Brokers. The Company has not employed any financial advisor, broker or finder and has not incurred (and will not incur) any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

         I.A.4.12. Absence of Litigation. Except as described in the SEC Reports, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company wherein an unfavorable decision, ruling or finding would have a material adverse effect on the business, properties, operations, condition (financial or other), results of operations of the Company or the transactions contemplated by this Agreement, or which would materially adversely effect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under this Agreement.

         I.A.4.13. No Default or Violation. The Company (i) is not in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) in violation of any order of any court, arbitrator or governmental body applicable to its property or assets, or (iii) in violation of any statute, rule or regulation of any governmental authority to which it is subject, except those that would result in a Material Adverse Effect.

         I.A.5. SUBORDINATION.

         I.A.5.1. Agreement to Be Bound. The Company covenants and agrees, and each holder of Convertible Notes by his (its) acceptance thereof, likewise covenants and agrees, that the Convertible Notes shall be issued subject to the provisions contained in this Article 5; and each person holding any Convertible Notes, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions. All Convertible Notes shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined herein). Notwithstanding any other provisions of this
Article 5, conversions of the Convertible Notes and the issuance of Additional Shares shall not be considered redemptions, acquisitions or retirements thereof for purposes of this Article 5.

         I.A.5.2. Priority of Senior Indebtedness. (a) No payment on account of principal or interest on the Convertible Notes or any amount due or payable pursuant to this Agreement shall be made, nor shall any assets be applied to the purchase or other acquisition or retirement of the Convertible Notes or any amount due or payable pursuant to this Agreement, nor shall the Purchaser enforce any judgment or otherwise attach or seek remedy directly against any property of the Company (whether before or after judgment), if, at the time of such payment or application or immediately after giving effect thereto, there shall exist a default (other than a default in the payment of any amount due) in the payment of any amount due on any Senior Indebtedness or if there shall have occurred an event of default with respect to any Senior Indebtedness, or in the

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instrument under which the same has been issued, permitting the holders thereof, after notice or lapse of time, or both, to accelerate the maturity thereof, until the earliest to occur of (i) the date on which the Senior Indebtedness to which such event of default related is discharged in accordance with its terms, or (ii) the date such event of default is waived by the holders of such Senior Indebtedness or otherwise cured; provided, that the Convertible Notes shall not be considered "equity securities" for the purposes of determining whether a default has occurred, or would occur, under Company covenants pertaining to Senior Indebtedness which prohibit the redemption of equity securities or require the maintenance of minimum equity ratios, until such time as and to the extent that the Convertible Notes are actually converted to Common Stock; and provided, further, that notwithstanding the partial restriction of a redemption or other payment hereunder, payment shall be made, if required by the terms hereof, to the extent possible without causing an event of default under Senior Indebtedness, and the balance thereof shall be paid as soon as such event of default is no longer continuing. Within ten (10) Business Days after knowledge of any such default referred to in this
Section 5.2(a), the Company shall furnish a copy thereof to each holder of the Convertible Notes, in the manner and at the address specified pursuant to
Article 17 hereof.

         (b) Upon the occurrence and during the continuance of any Event of Default under this Agreement or the Convertible Notes, or upon the occurrence of an event requiring any amount to be due and payable pursuant to this Agreement and notwithstanding any other provision contained herein or in the Convertible Notes to the contrary, each Purchaser hereby agrees, for the benefit of the holders of Senior Indebtedness, not to take or receive any amount owing under the Convertible Notes or any amount due or payable pursuant to this Agreement with respect thereto, or enforce any judgment or otherwise attach or seek remedy directly against any property of the Company (whether before or after judgment), until the earliest of, (i) if applicable, the date on which the Senior Indebtedness to which such event of default related is discharged in accordance with its terms or after the date that such event of default is waived by the holders of such Senior Indebtedness or otherwise cured or (ii) any voluntary or involuntary petition in bankruptcy filed by or against the Company. Within ten (10) Business Days after knowledge of any Event of Default under this Agreement or the Convertible Notes, the Company shall furnish a copy thereof to the holders of Senior Indebtedness in the manner and at the addresses specified in the documents and/or agreements evidencing the applicable Senior Indebtedness.

         I.A.5.3. Acceleration of Convertible Notes; Insolvency. Upon (i) any acceleration of the principal amount due on the Convertible Notes or Senior Indebtedness or (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, or payment thereof duly provided for, to the full satisfaction of the holders of Senior Indebtedness before the holders of the Convertible Notes shall be entitled to receive or retain any assets so paid or distributed in respect thereof; and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of the Convertible Notes would be entitled, except for these provisions, shall be paid by the Company or by any receiver, trustee in

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bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holders of the Convertible Notes if received by them or it, as the case may be, directly to the holders of Senior Indebtedness, to the extent necessary to pay all such Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness before any payment or distribution is made to the holders of the Convertible Notes.

         I.A.5.4. Subrogation, Etc. Upon payment in full of all Senior Indebtedness, the holders of Convertible Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company pro rata in proportion to the respective amounts then owing to the holders of Convertible Notes; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the holders of Convertible Notes would be entitled except for the provisions of this Section 5, and no payment pursuant to such provisions to the holders of Senior Indebtedness, shall, as between the Company and its creditors (other than the holders of Convertible Notes and the holders of the Senior Indebtedness), be deemed to be a payment by the Company to or on account of Senior Indebtedness, it being understood that the provisions of this Section 5 are and are intended solely for the purpose of defining the relative rights of the holders of Convertible Notes on the one hand and the holders of Senior Indebtedness on the other hand. The holders of Senior Indebtedness may amend, modify and otherwise deal with Senior Indebtedness without any notice to or approval of any holder of Indebtedness ranking junior to Senior Indebtedness.

         I.A.5.5. Enforcement. The foregoing subordination provisions shall be for the benefit of the holders of Senior Indebtedness and may be enforced directly by such holders against the holders of the Convertible Notes. Each holder of Convertible Notes by his (or its) acceptance thereof shall be deemed to acknowledge and agree that the subordination provisions of this Article 5 are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Convertible Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and each holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

         Upon any payment or distribution of assets of the Company, the holders of the Convertible Notes shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidation trustee, Company, agent or other person making such payment or distribution, delivered to the holders of the Convertible Notes, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertaining thereto or to the provisions of this Article 5.

         I.A.5.6. Obligations Unimpaired. Nothing contained in this Article 5, or elsewhere in this Agreement, or in the Convertible Notes, is intended to or shall impair as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the

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Convertible Notes, the obligation of the Company, which shall be absolute and unconditional, to pay the holders of the Convertible Notes the principal of and interest on the Convertible Notes as and when the same shall become due and payable in accordance with the terms thereof, or affect the relative rights of the holders of the Convertible Notes and other creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the holder of any Convertible Notes from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Article 5 of the holders of Senior Indebtedness in respect to cash, property or securities of the Company received upon the exercise of any such remedy. Nothing contained in this Article 5, shall prevent the Company from making payment of the principal of or interest, if applicable, on the Convertible Notes at any time except under the conditions described in Section 5.2 or 5.3 or during the pendency of any dissolution, winding up, liquidation or reorganization of the Company.

         I.A.5.7. Definition of Senior Indebtedness. The term "Senior Indebtedness" shall mean the principal, interest and other amounts due under the terms of the instruments creating or evidencing all Consolidated Funded Indebtedness of the Company permitted by Section 9.1 hereof from time to time, including that owing to banks or other financial institutions (including, but not limited to, under the terms of the Second Amended and Restated Credit Agreement among the Company, the lenders executing a signature thereto and NationsBank, National Association, as Agent, dated as of March 11, 1998, as may be amended from time to time (the "Credit Facility")), an agency or agencies of the federal government or other institutions engaged in the business of lending money, unless expressly stated not to be superior in right of payment to the Convertible Notes; provided that "Senior Indebtedness" shall in any case include all amounts owing under or pursuant to the Credit Facility to the extent of the current available credit facilities in the maximum principal amount at anytime outstanding of $28,000,000.00 which shall include a Term Loan Facility (as defined in the Credit Facility) and a Revolving Credit Facility (as defined in the Credit Facility), including a letter of credit subfacility of up to $5,000,000 together with all interest and other amounts due or payable thereunder, notwithstanding the Company's compliance or non-compliance with
Section 9.1; and provided, further, that "Senior Indebtedness" shall in any case not include any amounts owing to Lumen Technologies, Inc. or to a Subsidiary or an Affiliate of the Company or Lumen Technologies, Inc. (other than holders of the Convertible Notes), notwithstanding the Company's compliance or non-compliance with Section 9.1 hereof.

         I.A.6. REPRESENTATIONS OF THE PURCHASERS.

         I.A.6.1. Binding Agreement. Each Purchaser has full power, authority and legal capacity to (i) execute, deliver and perform this Agreement and (ii) consummate the transactions contemplated hereby. This Agreement has been duly authorized, approved, executed and delivered by each Purchaser. This Agreement constitutes the legal, valid and binding obligation of each Purchaser enforceable against it in accordance with its terms.

         I.A.6.2. Acquisition of Shares for Own Account; Restrictions on Transfer. Each Purchaser is acquiring the Convertible Notes, and to the extent acquired, the Shares and the Additional Shares, for investment and not with a view to the sale or distribution thereof, and is acquiring such Convertible Notes for its own account and not on behalf of others and has not

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granted any other person any right or option or any participation or beneficial interest in any of the Convertible Notes and the Shares and the Additional Shares. Each Purchaser acknowledges its understanding that the Convertible Notes, the Shares and the Additional Shares constitute restricted securities within the meaning of Rule 144 of the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and that none of such Convertible Notes, the Shares and the Additional Shares may be sold except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from registration under the Securities Act, and acknowledges that it understands the meaning and effect of such restriction. Each Purchaser has sufficient knowledge and experience in financial and business matters so that it is capable of evaluating the risks and merits of the acquisition of the Convertible Notes. Each Purchaser is aware of and has investigated the Company's business, management and financial condition, has had a satisfactory opportunity to ask questions of, and receive answers from, agents and employees of the Company concerning the business of the Company and the terms and conditions of this transaction and has had access to such other information about the Company as each Purchaser deemed necessary or desirable to reach an informed and knowledgeable decision to purchase the Convertible Notes, the Shares and the Additional Shares.

         I.A.6.3. Accreditation. Each Purchaser is an "accredited investor" within the meaning of Rule 501 of the rules and regulations of the Commission promulgated under the Securities Act, and has the financial ability to bear the economic risk of its acquisition of the Convertible Notes, the Shares and the Additional Shares. The principal place of business of each of the Purchasers is New York. Each Purchaser hereby agrees to provide the Company and its counsel with such information as is reasonably necessary to enable the Company to file a Form D with the Commission with respect to the transactions contemplated hereby. In furtherance of the foregoing, each Purchaser acknowledges that a purchase of the Convertible Notes is only available to a Purchaser who is an "accredited investor."

         I.A.6.4. No Brokers. The Purchaser has not employed any financial advisor, broker or finder and has not incurred (and will not incur) any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

         I.A.6.5. Compliance with Securities Laws. Each of the Purchasers shall comply in all material respects with all applicable requirements of federal and state securities laws.

         I.A.7. CONDITIONS TO OBLIGATIONS.

         I.A.7.1. The Purchasers' obligation to purchase the Convertible Notes hereunder is subject to satisfaction of the following conditions at the
Closing:
         (a) Accuracy of Representations and Warranties. The representations and warranties of the Company herein or in any certificate or document delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

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         (b) Performance; No Default. The Company shall have performed and complied, in each case in all material respects, with all material agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and at the time of the Closing, no Event of Default shall have occurred and be continuing.

         (c) Compliance with Securities Laws. The offering and sale of the Convertible Notes at or prior to the Closing under this Agreement shall have complied in all material respects with all applicable requirements of federal and state securities laws.

         (d) Consents. The Company shall receive the consent of the lenders under the Credit Facility.

         (e) Legal Opinion. Each Purchaser shall have received from counsel for the Company an opinion with respect to the matters set forth in Exhibit D, which opinion shall be addressed to the Purchasers, dated the date of the Closing, and in form and substance reasonably satisfactory to the Purchasers.

         (f) Officer's Certificate. The Purchasers shall have received a certificate of an officer of the Company, dated the date of the Closing, stating that the conditions specified in this Section 7.1 have been fully satisfied.

         (g) Expenses. At the Closing, the Company shall have paid, or reimbursed the Purchasers for, the Purchasers' fees and expenses to the extent provided in Section 25 hereof.

         (h) Convertible Notes. The Company shall have delivered to each Purchaser a Convertible Note in the aggregate principal amount set forth opposite such Purchaser's name on Exhibit A hereto.

         (i) Secretary's Certificate. Each of the Purchasers shall have received a certificate of the Secretary of the Company (in form and substance satisfactory to the Purchasers) certifying (i) that attached thereto are true and complete copies of the certificate of incorporation and by-laws of the Company, (ii) that attached thereto are true and complete copies of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and any other documents, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transactions in the manner contemplated hereby including, but not limited to, the authorization and issuance of the Convertible Notes and the Common Stock issuable on conversion thereof and the reservation thereof, (iii) the names and true signatures of the officers of the Company signing this Agreement and all other documents to be delivered in connection with this Agreement, and (iv) such other matters as the Purchasers may reasonably request.

         (j) Other Documents. The Purchasers shall have received such other documents as the Purchaser may reasonably require.

         Any condition specified in this Section 7.1 may be waived if consented to by each Purchaser.

         I.A.7.2. The Company's obligation to issue the Convertible Notes hereunder is subject to satisfaction of the following conditions at the
Closing:

         (a) Accuracy of Representations and Warranties. The representations and warranties of each of the Purchasers herein or in any certificate or document delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

         (b) Performance; No Default. Each Purchaser shall have performed and complied, in each case in all material respects, with all material agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and at the time of the Closing, no Event of Default shall have occurred and be continuing.

         (c) Consents. The Company shall have received the consent of the lenders under the Credit Facility.

         (d) Loan Proceeds. At the Closing, the Purchasers shall have delivered to the Company a certified or official bank check(s) or wire transfer(s) in an aggregate amount of $7,000,000 payable to the order of the Company in immediately available funds.

         (e) Other Documents. The Company shall have received such other documents as the Company may reasonably require.

         Any condition specified in this Section 7.2 may be waived if consented to by the Company.

         I.A.8.2 AFFIRMATIVE COVENANTS.

         I.A.8.1. Office for Payment, Exchange and Registration. So long as any of the Convertible Notes are outstanding, the Company will maintain an office or agency in the United States where the Convertible Notes may be presented for payment, conversion, exchange or registration of transfer as provided in this Agreement. Such office or agency initially shall be the office of the Company set forth in Article 17 hereof, which place may thereafter from time to time be changed by notice to the holders of all Convertible Notes then outstanding.

         I.A.8.2. Notices. The Company will give notice to all holders of Convertible Notes within 10 Business Days after it learns of the existence of any Event of Default or any event which, with the giving of notice or the lapse of time or both, would become an Event of Default, describing the same and the period of existence thereof, and what action the Company has taken, is taking or proposes to take with respect thereto.

         I.A.8.3. Corporate Existence, Etc. The Company will at all times preserve and keep in full force and effect its corporate existence, and rights and franchises deemed material to its business, and those of each of its material Subsidiaries.

         I.A.8.4. Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, provided that no such tax, assessment, charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

         I.A.8.5. Maintenance of Properties; Insurance. The Company will maintain or cause to be maintained in reasonably good repair, working order and condition, normal wear and tear excepted, all material properties used in the business of the Company and its Subsidiaries. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

         I.A.8.6. Compliance with Laws. The Company will, and will cause each Subsidiary to, comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities except where (i) noncompliance could not reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

         I.A.8.7. Listing and Reservation of Shares. The Company shall (i) with reasonable promptness following the Closing Date prepare and file with the NASDAQ National Market (as well as any other national securities exchange or market on which the Common Stock is then listed) an additional shares listing application or a letter acceptable to the NASDAQ Market System covering and listing all Shares and the Additional Shares, (ii) take all reasonable steps necessary to cause the Shares and the Additional Shares to be approved for listing in the NASDAQ Market System (as well as on any other national securities exchange or market on which the Common Stock is then listed) as soon as possible thereafter, and (iii) provide to the Purchasers evidence of such listing, and the Company shall take all steps reasonably necessary to maintain the listing of its Common Stock on such market or exchange.

         I.A.8.8. Conversion Procedures. Exhibit C attached hereto sets forth the procedures with respect to the conversion of the Convertible Notes, including the form of conversion notice to be provided upon conversion and instructions as to the procedures for conversion.

         I.A.8.9. No Violation of Applicable Law. Notwithstanding any provision of this Agreement to the contrary, if the redemption of Convertible Notes or Shares otherwise required under this Agreement would be prohibited by law or contractual restrictions, such redemption shall be effected as soon as it is permitted under such law or such contractual restriction; provided, that interest payable by the Company with respect to any such redemption shall continue to accrue in accordance with Section 12, to the extent applicable.

         I.A.8.10. Press Releases. The press release or other public announcement concerning this Agreement or the transactions contemplated hereby will be mutually satisfactory to the Company and the Purchaser, except that the Company may issue such press release or make public statements as they reasonably believe to be required by law.

         I.A.9. NEGATIVE COVENANTS.

         The Company covenants and agrees that it shall not without the written consent of 50% in principal amount of the Convertible Notes, take any of the following actions:

         I.A.9.1. The Company shall not create, incur or assume any Consolidated Funded Indebtedness, unless following the creation, incurrence or assumption of such Consolidated Funded Indebtedness, the Company's Consolidated Leverage Ratio (as defined in Section 24 hereof) is less than or equal to 3.50 to 1.00.

         I.A.9.2. The Company shall not: (a) declare any dividends (other than dividends payable in capital stock of the Company) on any shares of its capital stock (other than the Company's Series A Preferred Stock and Series B Preferred Stock); (b) except in connection with the Company's Series A Preferred Stock and Series B Preferred Stock, apply its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of the Company.

         I.A.9.3. The Company shall not consummate a Merger (as defined in Section 24 hereof) with and into any other Person or permit any other Person to effect a Merger into it; provided, that the Company may effect any such Merger if in connection therewith the holders of the Convertible Notes are given the option, exercisable within twenty days after written notice of such proposed Merger, to have their Convertible Notes redeemed in full in connection with and upon consummation of such Merger or (B) to have their Convertible Notes assumed by the successor entity in connection with and upon consummation of such Merger.

         I.A.9.4. The Company shall not, and shall use its best efforts to ensure that any Affiliate of the Company shall not, sell, offer for sale or solicit offers to buy any security (as defined in Section 2 of the Securities
Act) that is integrated with the offer or sale of the Convertible Notes or the Shares in a manner that would require registration under the Securities Act of the sale of the Convertible Notes.

         I.A.9.5. The Company shall not (i) register any shares of Common Stock, except as described in Schedule 4.10, or (ii) issue securities in reliance upon an exemption from registration under Regulation S of the Securities Act, in each case for the earlier of (x) 75 days following the date that the Registration Statement has been declared effective by the Commission or (y) 225 days from the Closing Date.

         I.A.10. DEFAULTS.

         I.A.10.1. If any of the following events (herein called a "default" or "defaults") shall occur and be continuing:

              (a) The Company fails (i) to pay the principal amount of the Convertible Notes when due, whether at maturity, upon redemption, upon acceleration or otherwise, as applicable, or (ii) to pay any installment of interest hereon or Conversion Penalty, if any, when due and, in the case of this clause (ii) of this paragraph only, such failure continues for a period of ten (10) days after the due date therefor;

              (b) The Company fails to issue shares of Common Stock to a Purchaser upon exercise by such Purchaser of the conversion rights of the Purchaser in accordance with the terms of this Agreement and after the Deadline Day;

              (c) The Company fails to comply with the provisions of Section 9 of this Agreement in any material respect;

              (d) Any material representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto shall be false or misleading in any material respect when made; provided that any purported failure of the Company to comply with the 20% Rule shall not be deemed to breach any such representation, warranty, statement or certificate of the Company, so long as Section 11.12 hereof is complied with by the Company;

              (e) The Company or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall admit in writing its inability generally to pay its debts as the become due;

              (f) An involuntary case or other proceeding shall be commenced against the Company or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty
         (60) consecutive days;

then, or at any time thereafter, and as long as such default is continuing for fourteen (14) days after written notice of such default has been delivered to the Company by the majority in interest of the Purchasers, (except for the events described in Section 10(e) and (f) for which no notice shall be given and no grace period shall be provided) or unless such default shall have been waived in writing by the majority in interest of the Purchasers (which waiver shall not be deemed to be a waiver of any subsequent default) the majority in interest of the Purchasers may declare an event of default (an "Event of Default") and the Company shall pay (subject to the provisions of Article 5 hereof) to the Purchasers (A) an amount equal to the sum of (1) the principal amount of the Convertible Notes then outstanding and (2) all other amounts payable hereunder, together with (B) the Additional Shares (as defined in Section 24 hereof) applicable to such principal amount (except with respect to any principal amount to which the Redemption Price is applicable), all of which shall immediately become due and payable, without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, reasonable legal fees and expenses of collection, and the Purchasers shall be entited to exercise all other rights and remedies available at law or in equity, subject, however, to the provisions of Article 5 hereof.

         I.A.11. CONVERSION.

         I.A.11.1. Conversion. On or after the date hereof, and prior to the maturity of the Convertible Notes or, if sooner, the Redemption Date (as hereinafter defined), the holder of a Convertible Note shall have the right, at the option of such holder (whether or not payment upon the Convertible Notes is prohibited by the subordination provisions of Article 5) to convert, subject to the terms and provisions of this Article 11, all or, subject to the provision contained in this Section 11.1, any portion of the Convertible Notes held by such holder into the number of fully paid and nonassessable Shares as shall be equal to the aggregate principal amount of Convertible Notes then being converted divided by the Conversion Price then in effect, by delivery of the Convertible Notes to the Company at the office of the Company provided for in
Section 8.2 herein; provided, however, that no holder of a Convertible Note shall be permitted to exercise its rights with respect to partial conversions as herein described unless each such holder of a Convertible Note elects to convert a minimum of at least $100,000 principal amount of its Convertible Note or any additional amounts in multiples thereof; provided, further, that the Company shall not be required to issue any fractional shares in connection with any conversion pursuant to this Article 11. Each such conversion shall be made as specified hereunder and in accordance with the procedures and form of conversion notice ("Conversion Notice") set out in Exhibit C.

         I.A.11.2. Delivery of Stock Certificates; Time Conversion Effective; No Adjustment for Interest or Dividends. As promptly as practicable after the receipt of a Conversion Notice from a holder of Convertible Notes (and in any case within three Trading Days after the Conversion Date (as defined below)), the Company shall deliver or cause to be delivered to or upon the written order of the holder of the Convertible Note so surrendered, certificates representing the number of fully paid and nonassessable Shares into which the Convertible Note is being converted. Subject to the following provisions of this Section 11.2, such conversion shall be deemed to have been made at the close of business on the date of the Company's receipt of a properly completed and duly executed Conversion Notice (the "Conversion Date"), so that the rights of the holder of such Convertible Note as a holder thereof, shall cease at such time and the person or persons entitled to receive any of the Shares upon conversion of the Convertible Notes shall be treated for all purposes as having become the record holder or holders of such Shares at such time; provided, however, that no such surrender on any date when the stock transfer books of the Company shall be closed, shall be effective to constitute the person or persons entitled to receive Shares upon such conversion as the record holder or holders of such Shares on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such Shares as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open or the Company is required to convert Convertible Notes. If such certificate or certificates are not delivered to or as directed by the applicable holder or before the fourth (4th) Trading Day after the Conversion Date, the Company shall pay to such holder, in cash, as liquidated damages and not as a penalty, $1,500 for each Trading Day after such fourth Trading Day until the eleventh
(11th) Trading Day (which day is referred to herein as the "Deadline Day") after the Conversion Date (being a maximum of 8 Trading Days). If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section on or prior to the Deadline Day, the Company shall pay to such holder the Conversion Penalty within Seven (7) Business Days of the Company's receipt of documents, invoices or other reasonable evidence prepared by such holder supporting the calculation of the Conversion Penalty.

         If the day for the exercise of the conversion right shall not be a Trading Day, then such conversion right will automatically be deemed to be exercised on the next succeeding day which is a Trading Day.

         I.A.11.3. [INTENTIONALLY OMITTED].

         I.A.11.4. Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment as of the Closing Date as follows:

              (a) In case the Company shall, after the date hereof, (i) pay a stock dividend or make a distribution in shares of its capital stock (whether shares of its Common Stock or of capital stock of any other class), (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of a Convertible Note thereafter surrendered for conversion shall be entitled to receive an equivalent number of shares of capital stock of the Company which he would have owned immediately following such action had such Convertible Note been converted immediately prior thereto. Any adjustment made pursuant to this subsection (a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

              (b) In any case in which this Section 11.4 shall require that an adjustment be made immediately following a record date or an effective date, the Company may elect to defer (but only until five Business Days following the mailing by the Company to the holders of Convertible Notes of the certificate required by subsection (h) of this Section 11.4) issuing to the holder of any Convertible Note converted after such record date or effective date the shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and paying to such holder any amount of cash in lieu of a fractional share.

              (c) No adjustment in the Conversion Price shall be required to be made unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments which by reason of this subsection (g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11.4 shall be made to the nearest cent.

              (d) Whenever the Conversion Price is adjusted as provided in
         Section 11.4(a) herein, the Company will promptly mail to the holders of the Convertible Notes, a certificate of the Company's Treasurer or Chief Financial Officer setting forth the Conversion Price as so adjusted and a brief statement of facts accounting for such adjustment.

              (e) Irrespective of any adjustment or change in the Conversion Price and the number of Shares actually purchasable under the Convertible Notes, the Convertible Notes theretofore and thereafter issued may continue to express the Conversion Price per Share and the number of Shares purchasable thereunder as the Conversion Price per Share and the number of Shares purchasable as expressed upon the Convertible Notes when initially issued.

         I.A.11.5. Company's Consolidation or Merger. If the Company shall at any time consolidate or merge with and into another corporation, (a) the Company shall give at least twenty (20) days prior written notice to the holders of the Convertible Notes of such consolidation or merger and the terms thereof, and (b) the holder of a Convertible Note shall thereafter be entitled to receive, upon the conversion thereof, the securities or property to which a holder of the number of Shares then deliverable upon the conversion thereof would have been entitled upon such consolidation or merger, and the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure such holder that the provisions of this Agreement shall thereafter be applicable, as nearly as reasonably may be in relation to any securities or property thereafter deliverable upon the conversion of the Convertible Note including, but not limited to, obtaining a written acknowledgement from the continuing corporation or other appropriate corporation of its obligation to supply such securities or property upon such conversion and to honor the obligations under this Agreement and the Convertible Notes. A sale of all or substantially all the assets of the Company shall be deemed a consolidation or merger for the foregoing purposes as well as Section 9.3 hereof.

         I.A.11.6. Reserve of Sufficient Shares. The Company will reserve and keep available a sufficient number of shares of its Common Stock to satisfy the conversion requirements of all outstanding Convertible Notes and the Additional Shares. The Company will take all such action as may be necessary to insure that all Shares issued upon conversion of the Convertible Notes and the Additional Shares will be duly and validly authorized and issued and fully paid and nonassessable.

         I.A.11.7. Taxes on Conversion. The issuance of certificates for Shares upon the conversion of Convertible Notes shall be made without charge to the holders of Convertible Notes converting such Convertible Notes for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holders of the Convertible Notes converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Convertible Note converted, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         I.A.11.8. Cancellation of Converted Convertible Notes. All Convertible Notes which have been converted in full shall be cancelled by the Company and no Convertible Notes shall be issued in lieu thereof.

         I.A.11.9. Notice to Holders of Convertible Notes. In case at any time:

              (a) the Company shall take any action which would require an adjustment in the Conversion Price pursuant to Section 11.4(a); or

              (b) there shall be any capital reorganization or reclassification of the Common Stock (other than a change in par value or from par value to no par value or from no par value to par value of the Common Stock), whether or not such reorganization or reclassification results in an adjustment in the Conversion Price, or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or any sale or transfer of all or substantially all of the assets of the Company; or

           (c) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give written notice to the holders of the Convertible Notes, not less than twenty (20) days before any record date or other date set for definitive action, of the date on which such adjustment, distribution, reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the current Conversion Price and the kind and amount of the Shares and other securities and property deliverable upon conversion of the Convertible Notes. Such notice shall also specify the date as of which the holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such adjustment, distribution, reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be (on which date, in the event of voluntary or involuntary dissolution, liquidation or winding up of the Company, the right to convert the Convertible Notes into Shares shall terminate).

         Without limiting the obligation of the Company to provide notice to the holders of Convertible Notes or Shares of corporate action hereunder, it is agreed that failure of the Company to give such notice shall not invalidate such corporate action of the Company.

         I.A.11.10. Certain Transactions. Notwithstanding anything to the contrary contained in this Agreement or in the Convertible Notes, in the event that a Purchaser of Convertible Notes or any of such Purchaser's Associates or Affiliates have initiated, engaged in, or completed any Arbitrage Transaction, then the Purchaser shall promptly give notice to the Company ("Arbitrage Notice") to convert that principal amount of Convertible Notes which when converted into Shares of Common Stock shall equal the same number of Shares of Common Stock that is subject to the Arbitrage Transaction. In the event that a Purchaser does not provide the Company with the Arbitrage Notice within 90 days of an Arbitrage Transaction such holder shall be deemed to automatically and immediately have elected on the date of such Arbitration Transaction to convert that principal amount of Convertible Notes which when converted into Shares of Common Stock shall equal the same number of Shares of Common Stock that is subject to such Arbitrage Transaction.

         I.A.11.11. Optional Company Conversion.

         (a) In the event that at any time following the sixtieth (60th) day after the effectiveness of the Registration Statement, the Closing Price of the Common Stock, as reported on NASDAQ, or if not listed on NASDAQ, on any securities exchange on which Common Stock is then listed, for 20 consecutive Trading Days (at any time after the effectiveness of the Registration Statement) is in excess of $7.0875 per share, following notice pursuant to
Section 11.11(b) given at any time thereafter to all holders of Convertible Notes, as provided below, the Company may at its option, require the holders of the Convertible Notes to convert in whole or in part the Convertible Notes into Shares of Common Stock, as herein described; provided, that in the event of a conversion pursuant to the provisions of this Section 11.11, the holders of the Convertible Notes shall be entitled to receive registered Shares of the Common Stock. The holder of any Convertible Notes shall be required to convert such Convertible Notes held by such holder into the number of fully paid and nonassessable Shares as shall be equal to the aggregate principal amount of Convertible Notes then being converted divided by the Conversion Price then in effect, by delivery of the Convertible Notes to the Company at the office of the Company provided for in Section 8.1 herein. The Company shall not be required to issue any fractional shares in connection with any conversion pursuant to this Article 11. In the event that any Purchaser shall be required to convert the Convertible Notes held by it in an amount less than the entire aggregate principal amount outstanding of such Convertible Notes held by such Purchaser, the Company shall, or shall direct its transfer agent to, issue to such Purchaser certificates for the Shares of Common Stock for which such Convertible Note is being converted in such denominations as are required for delivery to such Purchaser, and the Company shall, or shall direct its transfer agent to, thereupon deliver such certificates to or in accordance with the instructions of such Purchaser, and the Company shall issue to such Purchaser a new Convertible Note, duly executed by the Company, in form and substance identical to the Convertible Note surrendered by such Purchaser, for the balance of the aggregate principal amount of Convertible Notes that have not been so converted.

         (b) Company Conversion Procedures. At least 10 days prior to the date fixed for any conversion of Convertible Notes pursuant to Section 11.11 above (the "Company Conversion Date"), written notice shall be sent to each holder of Convertible Notes, notifying such holder of the conversion to be effected, specifying the Company Conversion Date, and calling upon such holder to surrender to the Company, in the manner and at the place designated, his Convertible Notes to be converted (the "Company Conversion Notice"). On or after the Company Conversion Date, each holder of Convertible Notes to be converted shall surrender to the Company the Convertible Notes, in the manner and at the place designated in the Company Conversion Notice, and thereupon the Shares of Common Stock shall be delivered to the person whose name appears on such Convertible Notes as the owner thereof and each surrendered Convertible Notes shall be cancelled.

         I.A.11.12. Shares Issuance Limitation. If, on any date of requested conversion, redemption or repayment, as the case may be, (A) the Common Stock is then listed for trading on the NASDAQ National Market, NASDAQ Small Cap Market, the American Stock Exchange, or the New York Stock Exchange, or if rules similar to Rule 4460(i) of the NASDAQ Stock Market, Inc. (or any successor or replacement provision thereof, the "20% Rule") are applicable to the over-the-counter market or an exchange or market to which the Common Stock is then trading and the Company's Common Stock is listed for trading on such market or exchange, (B) the 20% Rule is applicable on that date, (C) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding Convertible Notes or through the issuance of Additional Shares, together with any shares of Common Stock previously issued upon conversion of the Convertible Notes or through the issuance of Additional Shares, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Closing Date (the "Issuable Maximum"), and (D) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall issue to any holder so requesting conversion of Convertible Notes its pro rata portion of the Issuable Maximum in the same ratio that the principal amount of Convertible Notes held by any such holder bears to the aggregate outstanding principal amount of all of the Convertible Notes then outstanding and, with respect to any shares of Common Stock that otherwise would have been issuable to such holder in respect of the conversion notice at issue hereunder in excess of such holder's pro rata portion of the Issuable Maximum (the "Surplus Amount"), the Company shall have the option to either (1) as promptly as possible, but in no event later than 90 days after such requested Conversion Date, convene a meeting of the holders of the Common Stock and use its reasonable efforts (which may include, among other things, hiring a proxy solicitor) to obtain the Shareholder Approval and the approval of the Company's Board of Directors or (2) in lieu of issuing such Surplus Amount, redeem in cash that outstanding principal amount of the Convertible Notes, which relates to such Surplus Amount, at a redemption price equal 108% of the principal amount then being repaid or redeemed; provided, that if the Company has elected to obtain Shareholder Approval under clause (1) above, the holders of a majority of the outstanding principal amount of Convertible Notes may request, in lieu of such meeting, that the Company redeem each holder's Surplus Amount as set forth herein and provided, further that if the Company fails for any reason to obtain such Shareholder Approval within the time period set forth in (1) above, the Company shall be obligated to redeem the principal amount of Convertible Notes not converted as a result of the provisions of this Section in accordance with the provisions of clause
(2) above. "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's Certificate of Incorporation and by-laws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Convertible Notes into Common Stock at a price less than the greater of the book or market value on the Closing Date as and to the extent required pursuant to Rule 4460(i) of the NASDAQ Stock Market or Rule 713 of the American Stock Exchange (or any successor or replacement provision thereof), as applicable. Notwithstanding anything to the contrary contained herein, in the event that the Company redeems any such holder's Surplus Amount of the Convertible Notes pursuant to this Section 11.2, no Additional Shares will be issued by the Company in respect of such amount being redeemed or repaid.

         I.A.12. MANDATORY REDEMPTION OF CONVERTIBLE NOTES BY THE COMPANY.

         The Company shall not directly or indirectly, call, prepay, redeem, or repurchase, any Convertible Notes or any portion thereof except as set forth in this Article 12 or in Article 11 or in Section 9.3.

         I.A.12.1. Mandatory Redemption by the Company. (a) The Company shall redeem, subject to the provisions contained in Article 5 hereof, the Convertible Notes (if not previously converted) at the Redemption Price therefor pursuant to the terms of this Section 12 on the one hundred ninetieth (190th) day following the date of issuance of the Convertible Notes in the event that the Registration Statement has not been declared effective by the SEC within one hundred and eighty (180) days after the Closing Date in accordance with the provisions of Article 13 hereof.

         (b) The Company shall redeem, subject to the provisions contained in
Article 5 hereof, the Convertible Notes (if not previously converted) pursuant to the terms of this Section 12 within twenty days after the date that the Company's Common Stock shall cease to be listed on the NASDAQ National Market, the NASDAQ
Small Cap Market, the NYSE or the AMEX.

         I.A.12.2. Notice of Redemption. The Company shall redeem any Convertible Notes pursuant to Section 12.1 by giving notice of such redemption (the "Redemption Notice"), by personal delivery, overnight courier, certified mail or by facsimile, signed by an authorized officer, to the holders of Convertible Notes, not less than three (3) days prior to the date upon which the redemption is to be made (the "Redemption Date"). The Redemption Notice shall specify (i) the aggregate principal amount of the Convertible Notes to be redeemed, (ii) the date of such redemption, and (iii) the Redemption Price, if applicable.

         I.A.12.3. Partial Redemption. In the event of a partial redemption by the Company pursuant to this Article 12, the aggregate principal amount of each redemption of Convertible Notes pursuant to Section 12.1 hereof, shall be allocated among the Convertible Notes at the time outstanding, in proportion, as nearly as practicable, to the respective unpaid principal amounts of such Convertible Notes. Any redemption required to be made hereunder which cannot be made in full, or which can be made only in part, shall be made on such date to the extent possible, and the balance thereof shall be made as soon as permitted thereafter.

         I.A.12.4. Surrender of Convertible Notes Upon Redemption. In the event that any Convertible Notes shall be surrendered to the Company as provided in this Article 12, interest shall cease to accrue upon such Convertible Notes so surrendered.

         I.A.13. RESTRICTIONS ON TRANSFER; REGISTRATION RIGHTS.

         I.A.13.1. Transferability. The holders of the Convertible Notes are only entitled to transfer the Convertible Notes, subject to strict compliance with all applicable laws, with the prior written consent of the Company, which consent shall not be unreasonably withheld.

         I.A.13.2. Legend. The Company may endorse on all Convertible Notes and on all certificates evidencing Shares (issued upon conversion of the Convertible Notes) and the Additional Shares an appropriate legend restricting their transfer, which in the case of the Convertible Notes shall be in the terms set out in Exhibit "B" hereto and in the case of the Shares and the Additional Shares shall read as follows "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE ACT OR AN OPINION, IF REQUESTED, OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT"; provided, that, no such legend shall be endorsed on any Convertible Note, Shares or Additional Shares certificates which, when issued, are no longer subject to the restrictions of this Article 13, and provided, further, that if an opinion of satisfactory counsel (in-house counsel of a Purchaser shall be deemed satisfactory counsel) which opinion shall be reasonably satisfactory to counsel for the

Company concludes that the legend is no longer necessary, the Company will deliver upon transfer or exchange Convertible Notes or otherwise in connection with this Agreement, stock certificates without such legends.

         I.A.13.3. Covenant to Register. The Company shall use its best efforts to promptly file a registration statement ("Registration Statement") within sixty (60) days of the Closing Date, with the Commission to register the Registrable Securities (as defined in Section 24 hereof) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, if available to the Company, covering all of the Registrable Securities. Such registration statement shall be on Form S-1 or Form S-3 under the Securities Act, if such Forms are then available for use by the Company, or another appropriate form that is available to the Company permitting registration of such Registrable Securities for resale by the holders of Convertible Notes, Shares or Additional Shares ("Holders") in the manner or manners reasonably designated by them (including, without limitation, one or more underwritten offerings). The Registration Statement shall state, to the extent permitted by Rule 416 under the Securities Act, that it also covers such indeterminate number of shares of Common Stock as may be required to effect conversion of the Convertible Note to prevent dilution resulting from stock splits, stock dividends or similar events. Except for the parties described on
Schedule 4.10 hereto, the Company shall not permit any securities other than the Registrable Securities issuable in connection with the transactions contemplated by this Agreement to be included in the Registration Statement. The Company shall use its best efforts to cause the Registration Statement to be declared effective by the Commission as soon as practicable after the filing of the Registration Statement relating to such Shares. The Holder shall cooperate with the Company to provide all such necessary information as shall be required by the Company to file the Registration Statement. The Company shall maintain the prospectus relating to the Registrable Securities effective for so long as the Holder desires to dispose of the Shares, not to exceed a period of four years from the date hereof. In the event that the Registration Statement is not declared effective by the Commission within one hundred and eighty (180) days after the Closing Date, then the Convertible Notes shall be redeemed by the Company in accordance with the terms and conditions set forth in Article Twelve.

         I.A.13.4. Terms and Conditions of Registration. Except as otherwise provided herein, in connection with any Registration Statement filed pursuant to Sections 13.3 herein, the following provisions shall apply:

         (i) All expenses in connection with the preparation and filing of a Registration Statement filed pursuant to Sections 13.3 shall be borne solely by the Company, except for any transfer taxes payable with respect to the disposition of such Registrable Securities.

         (ii) The Company shall use its reasonable efforts to cause all of the Registrable Securities covered by such Registration Statement to be listed on NASDAQ or on such other securities exchange as such shares may then be listed, on which similar shares are listed for trading, if the listing of such registered shares is permitted by such exchange.

         (iii) Following the effective date of such Registration Statement, the Company shall, upon the request of the Holders, forthwith supply such number of prospectuses (including exhibits thereto and preliminary prospectuses and amendments and supplements thereto) meeting the requirements of the Securities Act and such other documents as are referred to in the prospectus as shall be reasonably requested by the Holders to permit the Holders to make a public distribution of their Shares.

         (iv) The Company shall use its reasonable efforts to register the Registrable Securities covered by any such registration statements filed pursuant to Section 13.3 under such securities or Blue Sky laws in addition to those in which the Company would otherwise sell shares, as the Holders shall request, except that neither the Company nor the Holders shall for any such purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified. The fees and expenses incurred in connection with such registration shall be borne by the Company.

         (v) The Holders shall cooperate fully with the Company and provide the Company with all information reasonably requested by the Company for inclusion in the registration statement or as necessary to comply with the Securities Act.

         (vi) The Company shall notify the Holders, at any time after effectiveness when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing (and upon receipt of such notice and until a supplemented or amended prospectus as set forth below is available, the Holders shall not offer or sell any securities covered by such registration statement and shall return all copies of such prospectus to the Company if requested to do so by it), and at the request of the Holders prepare and furnish the Holders as promptly as practicable, a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

         13.5.Indemnification.

         (i) In the event of the registration of any Registrable Securities of the Company under the Securities Act pursuant to the provisions of Sections 13.3, the Company agrees to indemnify and hold harmless the Holders, each underwriter, broker or dealer, if any, and their respective directors, officers and employees, of such Shares, and each other person, if any, who controls the holders of the Convertible Notes, the Shares or the Additional Shares (or a permitted assignee thereof), such underwriter, broker or dealer within the meaning of the Securities Act, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, to which the Holders (and as applicable) its directors, officers or employees, or such underwriter, broker or dealer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus relating to such Registrable Securities, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation under the Securities Act applicable to the Company or relating to any action or inaction required by the Company in connection with any such registration and will reimburse the Holders, each such underwriter, broker or dealer and controlling person, and their respective directors, officers or employees, for any legal or other expenses reasonably incurred by the Holders or such underwriter, broker or dealer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary prospectus, such final prospectus or such amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by the Holders and as applicable, such Holders' directors, officers or employees, or such underwriter, broker, dealer or controlling person for use in the preparation thereof. Such indemnity shall remain in full effect irrespective of any investigation by any person indemnified above.

         (ii) In the event of the registration of any Registrable Securities of the Holders under the Securities Act for sale pursuant to the provisions of this Agreement, the Holders, jointly and severally, agree to indemnify and hold harmless the Company, its directors, officers and employees, from and against any losses, claims, damages or liabilities, joint or several, to which the Company, its directors, officers or employees, may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus relating to such Registrable Securities, or any amendment or supplement thereto, or arise out of or are based upon omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information furnished to the Company by the Holders for use in the preparation thereof. Such indemnity shall remain in full effect irrespective of any investigation by any person indemnified above.

         (iii) Promptly after receipt by a person entitled to indemnification under this Section 13.5 (for purposes of this Section 13.5, an "Indemnified Party") of notice of the commencement of any action or claim relating to any registration statement filed under Sections 13.3 or as to which indemnity may be sought hereunder, such Indemnified Party will, if a claim for indemnification hereunder in respect thereof is to be made against any other party hereto (for purposes of this Section 13.5, an "Indemnifying Party"), give written notice to such Indemnifying Party of the commencement of such action or claim, but the failure to so notify the Indemnifying Party will not relieve it from any liability which it may have to any Indemnifying Party otherwise than pursuant to the provisions of this Section 13.5 and shall also not relieve the Indemnifying Party of its obligations under this Section 13.5, except to the extent that the Indemnifying Party is damaged solely as a result of the failure to give timely notice. In case any such action is brought against an Indemnified Party, and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled (at its own expense) to participate in and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense with counsel satisfactory to such Indemnified Party, of such action and/or to settle such action and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than the reasonable cost of investigation; provided, however, that no Indemnifying Party and no Indemnified Party shall enter into any settlement agreement which would impose any liability on such other party or parties without the prior written consent of such other party or parties.

         (iv) Contribution. To the extent any indemnification by an Indemnifying Party as set forth in this Section is applicable by its terms but is prohibited or limited by law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Section to the fullest extent permitted by law. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative fault of each party, the parties' relative knowledge of and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances; provided, that (a) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in this Section 13.5, (b) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any other person who was not guilty of such fraudulent misrepresentation and (c) contribution by any seller of securities under the Registration Statement shall be limited in amount to the proceeds received by such seller from the sale of such securities.

         I.A.13.6. Reports Under Exchange Act. With a view to making available to the Purchasers the benefits of Rule 144, the Company agrees to:

         (a) furnish to each Purchaser so long as such Purchaser owns Registrable Securities, promptly upon request, (i) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (ii) such other information as may be necessary to permit the Purchasers to sell such securities pursuant to Rule 144 without registration; and

         (b) if at any time the Company is not required to file such reports with the SEC, use its best efforts to, upon the request of a Purchaser, make publicly available other information so long as is necessary to permit publication by brokers and dealers of quotations for the Common Stock and sales of the Registrable Securities in accordance with Rule 15c2-11 under the Exchange Act.

         I.A.13.7. Survival. The indemnity and contribution agreements contained in this Article 13 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of the Company and (iii) the consummation of the sale or successive resales of the Shares.

         I.A.14. REPLACEMENT OF CONVERTIBLE NOTES.

         Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Convertible Note and, in the case of any such loss, theft, or destruction, upon delivery of a bond of indemnity satisfactory to the Company (provided that, in the case of any Purchaser, the written Affidavit of Loss and undertaking of such Purchaser to indemnify the Company shall be satisfactory to the Company) or in the case of any such mutilation, upon surrender and cancellation of such Convertible Note, the Company will issue a new Convertible Note of like tenor as if the lost, stolen, destroyed or mutilated Convertible Note were then surrendered for exchange in lieu of such lost, stolen, destroyed or mutilated Convertible Note.

         I.A.15. AMENDMENT AND WAIVER.

         Except as set forth in Article 5, this Agreement and the Convertible Notes may be amended (or any provision thereof waived) with the consent of the Company and the Purchasers holding in excess of fifty percent (50%) in aggregate principal amount of the Convertible Notes then outstanding. The Company and each holder of a Convertible Note then or thereafter outstanding shall be bound by any amendment or waiver effected in accordance with the provisions of this Article, whether or not (y) any such holder consented to such amendment or waiver or (z) such Convertible Note shall have been marked to indicate such modification, but any Convertible Note issued thereafter shall bear a notation as to any such modification. Promptly after obtaining the written consent of the holders herein provided, the Company shall transmit a copy of such modification to all of the holders of the Convertible Notes then outstanding.

         I.A.16. HOME OFFICE PAYMENT.

         The Company will make payments of principal and any other cash payments required pursuant to the terms of this Agreement by check payable to the order of the holder of any such Convertible Notes duly mailed or delivered to such holder at the address of such holder specified in Exhibit "A", or at such other address as such holder may designate in writing, or , if requested by any holder of the Convertible Notes, by wire transfer to its (or its nominee's) account at any bank or trust company in the United States of America, notwithstanding any contrary provisions herein or in any Convertible Note with respect to the place of payment. All such payments shall be made in immediately available funds. The Purchasers agree that, before any such Convertible Note is assigned or transferred, the Purchasers will make or cause to be made a notation thereon of principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Company of the name and address of the transferee of such Convertible Note if such name and address are known to such Purchaser.

         I.A.17. NOTICES.

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered by courier or mailed express mail or transmitted by telex, facsimile, or other means of electronic transmission:

         (a) if to a Purchaser or its nominee, at such Purchaser's address as set forth in Exhibit "A" hereto, or at such other address as may have been furnished to the Company by a Purchaser in writing; or

         (b) if to any other holder of a Convertible Note, at such address as the payee thereof shall have designated to the Company by a written notice stating that such holder has acquired such Convertible Note and designating such an address, or at such other address as may have been furnished to the Company by such holder in writing; or

         (c) if to the Company, at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580 (fax number (914) 967-9400; Attention: President), or at such other address as may have been furnished to the Purchasers or other holders of Convertible Notes in writing by the Company, with a copy to Robert L. Lawrence, Esq., Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019 (fax number (212) 245-3009).

         I.A.18. ENTIRE AGREEMENT.

         This Agreement and the Convertible Notes embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

         I.A.19. SUCCESSORS AND ASSIGNS.

         All covenants and agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

         I.A.20. HEADINGS.

         The headings of the articles and sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

         I.A.21. GOVERNING LAW, JURY TRIAL.

         This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without giving effect to its conflict of laws rules. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         I.A.22. COUNTERPARTS.

         This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile signatures shall be deemed acceptable and binding.

         I.A.23. SEVERABILITY.

         Any provision hereof or of the Convertible Notes which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         I.A.24. DEFINITIONS.

         The following terms, when used in this Agreement, shall have the meanings described below. A copy of the definitions section to the Credit Facility is attached hereto as Exhibit "E".

         "Additional Shares" shall mean that number of registered shares of Common stock that is derived at by multiplying (i) 360,000 by (ii) the principal amount of the Convertible Note then being repaid or redeemed, as the case may be, divided by the Original Principal Amount.

         "Affiliate" shall mean any person that controls, is controlled by or is under common control with the person in question. For purposes hereof, "control" and the correlative definitions "controlled by" and "under common control with" shall mean the power and ability to direct the management and affairs of the person in question, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" has the meaning set forth in Article 1.

         "Arbitrage Transaction" shall mean any puts, calls, future contracts, short sales, hedging and other related arbitrage transactions with respect to the Company's equity securities.

         "Associate" shall include:

         (a) any corporation or organization (other than the Company or any of its majority-owned subsidiaries) of which the Purchaser is an executive officer or partner, or of which the Purchaser is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

         (b) any trust or other estate in which the Purchaser has a substantial beneficial interest or as to which the Purchaser serves serve as trustee or in a similar fiduciary capacity;

         (c) any relative or spouse of the Purchaser, or any relative of such spouse, who has the same home as the Purchaser or who is a director or officer of the Company or any of its subsidiaries; and

         (d) any of the Purchaser's agents or representatives.

         "beneficial owner" has the meaning set forth in Rule 13d-3 promulgated by the Commission under the Exchange Act.

         "Board" or "Board of Directors" means, with respect to any person which is a corporation, a joint stock company or a business trust, the board of directors or other group, however designated, which is charged with legal responsibility for the management of such person, or any committee of such board of directors or group, however designated, which is authorized to exercise the power of such board or group in respect of the matter in question.

         "Bolle Australia Acquisition" shall have the meaning ascribed to such term in the Credit Facility.

         "Bolle UK Acquisition" shall have the meaning ascribed to such term in the Credit Facility.

         "Business Day" means any day other than a Saturday, Sunday or other day on which banks in the State of New York are legally authorized to close.

         "Capital Lease" shall mean a lease of property which is capitalized on the financial statements of the lessee in accordance with generally accepted accounting principles, as well as, conditional sales or similar retention agreements.

         "Closing" has the meaning set forth in Article 3.

         "Closing Date" has the meaning set forth in Article 3.

         "Closing Price" means (i) the last reported sale price as reported on the NASDAQ National Market System or the successor principal National securities exchange on which the Common Stock is listed or admitted to trading, or (ii) if the Common Stock is not listed or admitted to trading on any national securities exchange or on the NASDAQ National Market System, the average of the highest reported bid and lowest reported asked price as furnished by NASDAQ, the National Quotation Bureau, Inc., or comparable system or organization, or (iii) in the absence of any of the foregoing, the fair market value as determined in good faith by the Board of Directors of the Company (which determination shall be conclusive).

         "Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Exchange Act.

         "Company" means Bolle Inc., a Delaware corporation, and its successors and assigns.

         "Consolidated EBITDA" shall have the meaning ascribed to such term in the Credit Facility.

         "Consolidated Funded Indebtedness" shall have the meaning ascribed to such term in the Credit Facility.

         "Consolidated Leverage Ratio" shall have the meaning ascribed to such term in the Credit Facility.

         "Conversion Date" has the meaning set forth in Section 11.2.

         "Conversion Penalty" shall mean the amount of actual damages caused directly by the Company's failure to deliver certificates representing Shares on or prior to the Deadline Day.

         "Conversion Price" means $5.25 per share, as the same may be adjusted from time to time in accordance with the terms of this Agreement.

         "Convertible Notes" has the meaning set forth in Article 1.

         "Credit Facility" has the meaning set forth in Section 5.7.

         "Deadline Day" has the meaning set forth in Section 11.2.

         "EBITDA" shall have the meaning ascribed to such term in the Credit Facility.

         "Event of Default" has the meaning set forth in Article 10.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "generally accepted accounting principles" or "GAAP" means, unless otherwise stated, generally accepted accounting principles in effect from time to time.

         "Holders" has the meaning set forth in Section 13.3.

         "Indebtedness" of any person means and includes, without duplication, as of any date as of which the amount thereof is to be determined, (i) all obligations of such person to repay money borrowed (including, without limitation, all debentures payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures or other similar instruments and all obligations upon which interest charges are customarily paid), (ii) all Capital Leases and other leases of the Company and its Subsidiaries in respect of which such person is liable as lessee or as the guarantor of the lessee, (iii) the principal amount of all monetary obligations which are secured by any lien or security interest existing on property owned by such person whether or not the obligations secured thereby shall have been assumed by such person, (iv) all guaranties of the Indebtedness of any other person, (v) all amounts from time to time owing to trade creditors whether arising in the ordinary course of such person's business, or otherwise, (vi) obligations of the Company for the reimbursement of any obligor on any Letter of Credit, banker's acceptance or similar credit transaction, and (vii) any deferrals, renewals and extensions of any indebtedness described in clauses (i) through (vi) above.

         "Indebtedness for Money Borrowed" shall have the meaning ascribed to such term in the Credit Facility.

         "Maturity Date" shall mean May 29, 2002

         "Merger" shall mean a merger or consolidation of the Company with or into another corporation or a sale of all or substantially all of the assets of the Company, but shall not be deemed to include such a transaction involving a Subsidiary of the Company.

         "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

         "Original Principal Amount" shall mean the aggregate principal amount of the Convertible Notes issued by the Company on the Closing Date.

         "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a joint venture, a trust or other entity or a governmental authority.

         "Purchaser" has the meaning set forth in Article 1.

         "Redemption Price" means 108% of the principal amount of the Convertible Notes then being redeemed or repaid.

         "Registrable Securities" shall mean the Shares and the Additional
Shares.

         "Registration Statement" has the meaning set forth in Article 13.

         "SEC Reports" shall have the meaning set forth in Section 4.3.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Senior Indebtedness" has the meaning set forth in Section 5.7.

         "Share" or "Shares" has the meaning set forth in Article 1.

         "Trading Day" means (a) a day on which the Common Stock is traded on the NASDAQ National Market or other stock exchange or market on which the Common Stock is then listed, or (b) if the Common Stock is not listed on the NASDAQ National Market or any stock exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

         I.A.25. EXPENSES.

         Each party to this Agreement shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants; provided, however, that the Company shall be responsible the reasonable fees and expenses of Gregory F.W. Todd, counsel to the Purchasers in an amount up to $20,000.

         If the foregoing correctly sets forth our understanding, please sign below on the enclosed counterpart of this Agreement and return the same to the undersigned.

                                        Very truly yours,

                                        BOLLE INC.

                                        By: /s/ Ian G. H. Ashken
                                           ------------------------------------
                                           Name:  Ian G. H. Ashken
                                           Title: Executive Vice President and
                                                  Chief Financial Officer

The foregoing Agreement is hereby
accepted and agreed to as of the
date first above written:

PURCHASER:

By: /s/ Daniel S. Och
   ------------------------------------
   Name:  Daniel S. Och
   Title: Managing Member
          OZ Management, L.L.C.
          as Investment Manager of
          OZ Master Fund, Ltd.

                                                                    EXHIBIT "A"

                                   PURCHASERS


                                                   PRINCIPAL
                                                  AMOUNT TO BE      PERCENTAGE
NAME AND ADDRESS OF PURCHASER                      PURCHASED        OF OFFERING
-----------------------------                      ---------        -----------

(a)      Name:                                    $7,000,000           100%

         OZ Master Fund, Ltd.

(b)      Address for communications:

         c/o OZ Management, L.L.C.
         153 East 53rd Street, 43rd Floor
         New York, New York 10022
         Attn:  Joel Frank, CFO

         Facsimile:  212-292-5950

(c)      Address for payment of principal and
         interest by wire transfer of immediately available funds: